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Exhibit 5.1

[LETTERHEAD OF TROUTMAN SANDERS LLP]

September 22, 2008

China Mining Resources Holdings Limited
c/o SSC Mandarin Group
Room 4710, 47th Floor, The Center, 99 Queen's Road
Central, Hong Kong

Ladies and Gentlemen:

        We have acted as counsel to China Mining Resources Holdings Limited, a Delaware corporation (the "Company"), in connection with the registration statement filed by the Company with the Securities and Exchange Commission (the "Commission") on Form S-1, File No. 333-148051 (the "Registration Statement"), under the Securities Act of 1933 (the "Securities Act") relating to its public offering of:

          (i)    7,187,500 units (the "Public Units"), each of which consists of one share of the Company's common stock, par value $0.0001 per share (the "Common Stock"), and one warrant to purchase one share of Common Stock at a price of $6.00 per share expiring five years from the date of the final prospectus contained in the Registration Statement (the "Public Warrants"), including 937,500 Public Units that may be purchased by the underwriters solely to cover over-allotments;

          (ii)   312,500 units (the "Representative's Units"), each of which consists of one share of Common Stock and one warrant to purchase one share of Common Stock of at a price of $6.00 per share expiring five years from the date of the final prospectus contained in the Registration Statement (the "Representative's Warrants"), which may be purchased by the representative of the underwriters in the offering contemplated by the Registration Statement pursuant to a unit purchase option (the "Unit Purchase Option") granted by the Company to the representative;

          (iii)  7,500,000 shares of Common Stock included as part of the Public Units and the Representative's Units (the Public Units and the Representative's Units, collectively, are hereafter referred to as the "Units");

          (iv)  7,187,500 Public Warrants included as part of the Public Units;

          (v)   312,500 Representative's Warrants included as part of the Representative's Units; and

          (vi)  7,500,000 shares of Common Stock issuable by the Company upon exercise of the Public Warrants and the Representative's Warrants (the Public Warrants and the Representative's Warrants, collectively, are hereafter referred to as the "Warrants").

        In rendering the opinions set forth herein, we have examined and relied on originals or copies of (i) certain resolutions of the Board of Directors of the Company, (ii) the form of Warrant Agreement (the "Warrant Agreement") to be entered into between the Company and Continental Stock Transfer & Trust Company, as warrant agent, filed with the Commission on April 28, 2008, (iii) the form of Amended and Restated Certificate of Incorporation of the Company filed with the Commission on February 22, 2008, (iv) the form of Amended and Restated By-Laws of the Company filed with the Commission on February 22, 2008, (v) the form of Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and Lazard Capital Markets LLC, as representative of the underwriters, filed with the Commission on February 22, 2008, (vi) specimen certificates evidencing each of the Public Units, the Representative's Units, the Common Stock, the Public Warrants and the Representative's Warrants, in the forms filed with the Commission on April 28, 2008, and (vii) the Registration Statement in the form filed with the Commission as of the date hereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records, and considered such matters of law, as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        We have assumed the legal capacity of all natural persons, and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. We have also assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

        To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters, and we have not independently verified the accuracy of such factual matters.

        Based on the foregoing, we are of the opinion that:

        1.     The Units, the shares of Common Stock included in the Units, the Warrants included in the Units, and the shares of Common Stock issuable upon exercise of the Warrants, when issued and paid for in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, as applicable, will be duly authorized, validly issued, fully paid and non-assessable.

        2.     The Unit Purchase Option and the Warrants, when issued and paid for in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, as applicable, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and considerations of public policy.

        We are counsel admitted to practice in the State of New York. As such, we express no opinion as to the applicable laws of any jurisdiction other than those of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

        This opinion letter is rendered as of the date set forth above, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

Very truly yours,
/s/ Troutman Sanders LLP Troutman Sanders LLP

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  Exhibit 5.1
[LETTERHEAD OF TROUTMAN SANDERS LLP]
September 22, 2008